Exhibit 99.1 - Press Release, dated September 7th, 2004, announcing filing of audit and completion of acquisition

HUBEI PHARMACEUTICAL GROUP COMPLETES ACQUISITION OF NEW JOINT VENTURE

New York - September 7th, 2004 - Hubei Pharmaceutical Group (OTCBB: HBEI, Frankfurt: HUQ) announced today that acquisition of it’s new joint venture, a 60% controlling interest in Hubei Tongji Benda Ebei Pharmaceutical Co. Ltd. (HBBendaJV) Located in Guangshui City, Hubei Province, China is complete.

By agreement dated May 26th, 2004 an application was made to re-register and re-license the joint venture as a Sino-American joint venture and, subject to and on successful completion of re-registration, licensing and granting of operating permits, for Hubei Pharmaceutical Group Ltd. to agree to acquire the majority partners 60% controlling interest in the joint venture through issuance of 1,600,000 common shares at a deemed price of $0.68 per share following completion of an independent audit, and the issuance of an additional 1,400,000 common shares at a deemed price of $0.68 per share after a license has been obtained for one of the new biotech products, and the investment of $1,425,000 (12,000,000RMB) within one year of closing the transaction with $220,000 thereof having been paid as a refundable deposit on or about June 3rd, 2004. All shares to be issued with respect to the acquisition will be made in an off-shore transaction under Regulation S of the Securities Act of 1933, as amended, and as such will be unregistered and carry an appropriate restrictive legend. By agreement, upon completion of the transaction, the effective date for the purposes of revenue participation will be back dated to June 1st, 2004. Conversion to a Sino-American joint venture along with the issuance of licensing and operating permits has now been completed and a treasury order for 1,600,000 restricted shares has been prepared. Accordingly management anticipate that revenues of approximately 16,000,000 Yuan, roughly equivalent to 1.95 million dollars along with resulting profits will be reported for the joint venture operation for the partial quarter ended July 31st, 2004..

Hubei Pharmaceutical Group is engaged in the acquisition of pharmaceutical development, production and distribution facilities in China. Its shares are listed on the Frankfurt Stock Exchange under the trading symbol HUQ and in the United States on the OTCBB under the trading symbol HBEI. The acquisition of HBBendaJV marks a strategic move into the Biotech field and is expected to contribute significantly to revenue and profitability in its first year of operation. Other significant milestones are expected in the near future.

Legal Notice: This press release may contain forward-looking statements, particularly as related to the business plans of the company, that are within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934 subject to the safe harbour created by these sections. Actual results may differ materially from the company's expectations and estimates.

For further information:

Howard Milne, 604-881-2899 ext 220
Fax: 604-881-2892
E-Mail: Howard@HBPharmaGroup.com